Micro-Integraiton Corp. and Subsidiaries
         Exhibit 11.1 -- Statement of Computation of Per Share Earnings


                                                            Three months ended
                                                                 June 30
                                                           1996           1995
                                                         -------        -------
                                                               (unaudited)

Average shares outstanding                                 2,392          2,408

Net effect of dilutive stock options
 based on the treasury stock method
 using average market price                                    0              0
                                                         -------        -------

Total                                                      2,392          2,408

                                                         =======        =======
Net (loss) income                                        $  (179)       $  (712)
                                                         =======        =======

Per share amount                                         $ (0.07)       $ (0.30)
                                                         =======        =======


Note: Fully diluted earnings per share equals primary earnings per share.